                                                    ----------------------------
                                                           OMB APPROVAL
------                                              ----------------------------
FORM 5                                              OMB Number:        3235-0362
------                                              Expires: December 31, 2001
                                                    Estimated average burden
                                                    hours per response .... 1.0


/ / CHECK BOX IF NO          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    LONGER SUBJECT TO                       WASHINGTON, DC 20549
    SECTION 16. FORM
    4 OR FORM 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b)         Exchange Act of 1934, Section 17(a) of the
/ / FORM 3 HOLDINGS          Public Utility Holding Company Act of 1935 or
    REPORTED                 Section 30(f) of the Investment Company Act of 1940
/ / FORM 4
    TRANSACTIONS
    REPORTED

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Persons to
Bloomberg, Jeffrey C.                          Tweeter Home Entertainment Group, Inc  TWTR      Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
40 Pequot Way                                     Number of Reporting        Month/Year             Officer (give    Other (specify
-------------------------------------------       Person, if an entity       9/2001             ----        title ---       below)
                 (Street)                         (Voluntary)             -------------------               below)
Canton, Ma  02021                                                         5. If Amendment,
-------------------------------------------                                  Date of Original       -------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Reporting
                                                                          ------------------    (check applicable line)
                                                                                                 X    Form Filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr.                                   End of Issuer's     Direct         Benefi-
                                  (Month/      8)                                        Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     12/28/00       P        13,120    A           3.23          247,155            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     12/28/00       P         2.450    A           8.50          247,155            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      8/31/00       G(1)      1,000    D          35.938         247,155            D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      7/3/01        G(2)      1,000    D          33.79          247,155            D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                              (Over)
                                                                                                                      SEC 2270 (3-5)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-             Amount or
                                                              ---------------  Exer-   tion       Title    Number of
                                                                (A)     (D)    cisable Date                Shares
------------------------------------------------------------------------------------------------------------------------------------
Option                        3.23        12/28/00     X              13,120                   Common Stock  13,120       3.23
------------------------------------------------------------------------------------------------------------------------------------
Option                        8.50        12/28/00     X               2.450                   Common Stock   2.450       8.50
------------------------------------------------------------------------------------------------------------------------------------
Option                       12.97         9/27/01     J(3)    3,500          9/27/01 9/27/04  Common Stock   3,500      12.97
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

-------------------------------------------------------------------------------------------------------
Option                            18,550                    D
-------------------------------------------------------------------------------------------------------
Option                            18,550                    D
-------------------------------------------------------------------------------------------------------
Option                            18,550                    D
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

1. Gift of 1,000 shares to Jewish Communal Fund.

2. Gift of 1,000 shares to Jewish Communal Fund.

3. The 3,500 option shares granted on 9/27/2001 are fully vested upon issuance and expire on 9/27/2004.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Jeffrey C. Bloomberg       11/14/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------ --------
                                                                                             **Signature of Reporting Person   Date

                                                                                            /s/ Joseph McGuire
Note. File three copies of this form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 2270 (3-5)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.